Exhibit 12.1

                             SUMMIT PROPERTIES INC.
               CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                              YEAR ENDED DECEMBER 31,
                                                  ------------------------------------------------
                                                   1999       1998      1997      1996      1995
                                                  -------   --------   -------   -------   -------
Income before minority interest of unitholders
  in Operating Partnership and extraordinary
  items.........................................  $59,760   $ 66,475   $31,934   $21,187   $15,051
Interest:
  Expense incurred..............................   37,282     32,550    20,902    16,113    13,715
  Amortization of deferred financing costs......      992        956     1,057     1,025     1,087
  Rental fixed charges..........................      159        133       115       124       134
                                                  -------   --------   -------   -------   -------
          Total.................................  $98,193   $100,114   $54,008   $38,449   $29,987
                                                  =======   ========   =======   =======   =======
Fixed charges:
  Interest expense..............................  $37,282   $ 32,550   $20,902   $16,113   $13,715
  Interest capitalized..........................    7,888      6,143     5,876     4,266     3,110
  Dividends to preferred unitholders in
     Operating Partnership......................    6,698         --        --        --        --
  Rental fixed charges..........................      159        133       115       124       134
  Amortization of deferred financing costs......      992        956     1,057     1,025     1,087
                                                  -------   --------   -------   -------   -------
          Total.................................  $53,019   $ 39,782   $27,950   $21,528   $18,046
                                                  =======   ========   =======   =======   =======
Ratio of earnings to fixed charges..............     1.85       2.52      1.93      1.79      1.66
                                                  =======   ========   =======   =======   =======